1 Exhibit 23.2 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statements (Nos. 333-208673 and 333-188736) on Form S-8 of Alico, Inc. of our report dated December 6, 2023, relating to the consolidated financial statements of Alico, Inc., appearing in this Annual Report on Form 10-K of Alico, Inc., for the year ended September 30, 2023. /s/ RSM US LLP Orlando, Florida December 2, 2024